Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  14



                      (A fee is not being paid with this statement)



                              ADC TELECOMMUNICATIONS, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        000886101
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,451,374

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,451,374

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,451,374

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 8.84  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 404,100

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 404,100

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 404,100

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.45  %

  12.  Type of Reporting Person: IA

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 842,400

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 842,400

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 842,400

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.03  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     ADC TELECOMMUNICATIONS, INC.
                     4900 WEST 78TH STREET
                     MINNEAPOLIS, MINN.  55435

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 3,697,874 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 13.33 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          2,451,374  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            225,000  shares
  State Farm Balanced Fund Inc.                    IV            179,100  shares
  State Farm Employees Retirement Trust            EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             706,500  shares
    Balanced Account                                             135,900  shares
                                                       ___________________

  TOTAL SHARES                                                 3,697,874  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   9



                      (A fee is not being paid with this statement)



                             ARCHER DANIELS MIDLAND COMPANY
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        039483102
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 15,289,622

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 15,289,622

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 15,289,622

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 4.58  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Life Insurance Company  37-0533090
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 129,150

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 129,150

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 129,150

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.03  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,131,030

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,131,030

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,131,030

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.63  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 1,993,550

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,993,550

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,993,550

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.59  %

  12.  Type of Reporting Person: IA

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 3,420,066

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 3,420,066

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,420,066

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.02  %

  12.  Type of Reporting Person: EP

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,292,292

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,292,292

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,292,292

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.68  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     ARCHER DANIELS MIDLAND COMPANY
                     4666 FARIES PARKWAY
                     BOX 1470
                     DECATUR, ILLINOIS   62525

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 25,255,710 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 7.57 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC         15,289,622  shares
  State Farm Life Insurance Company                IC            129,150  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC          2,131,030  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV          1,569,142  shares
  State Farm Balanced Fund Inc.                    IV            424,408  shares
  State Farm Employees Retirement Trust            EP          3,420,066  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                           1,841,861  shares
    Balanced Account                                             450,431  shares
                                                       ___________________

  TOTAL SHARES                                                25,255,710  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   5



                      (A fee is not being paid with this statement)



                                      ALLERGAN INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        018490102
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,200,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,200,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,200,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.43  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 500,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 500,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 500,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.78  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 715,600

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 715,600

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 715,600

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.11  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,500,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,500,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,500,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.34  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 983,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 983,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 983,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.53  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     ALLERGAN INC.
                     2525 DUPONT DRIVE
                     P.O. BOX 19534
                     IRVINE, CALIFORNIA  92715

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 5,898,600 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 9.21 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          2,200,000  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            500,000  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            515,600  shares
  State Farm Balanced Fund Inc.                    IV            200,000  shares
  State Farm Employees Retirement Trust            EP          1,500,000  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             683,000  shares
    Balanced Account                                             300,000  shares
                                                       ___________________

  TOTAL SHARES                                                 5,898,600  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   3



                      (A fee is not being paid with this statement)



                             AIR PRODUCTS & CHEMICALS, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        009158106
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 3,676,200

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 3,676,200

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,676,200

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.22  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Life Insurance Company  37-0533090
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 50,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 50,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 50,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.04  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 884,200

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 884,200

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 884,200

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.77  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 725,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 725,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 725,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.63  %

  12.  Type of Reporting Person: IA

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,000,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,000,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,000,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.75  %

  12.  Type of Reporting Person: EP

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 876,400

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 876,400

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 876,400

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.76  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     AIR PRODUCTS & CHEMICALS, INC.
                     7201 HAMILTON BLVD.
                     ALLENTOWN, PENN.  18195-1501

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 8,211,800 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 7.20 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          3,676,200  shares
  State Farm Life Insurance Company                IC             50,000  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            884,200  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            540,000  shares
  State Farm Balanced Fund Inc.                    IV            185,000  shares
  State Farm Employees Retirement Trust            EP          2,000,000  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             704,400  shares
    Balanced Account                                             172,000  shares
                                                       ___________________

  TOTAL SHARES                                                 8,211,800  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   4



                      (A fee is not being paid with this statement)



                                BOISE CASCADE CORPORATION
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        097383103
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 0

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 0

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 0

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.00  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 0

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 0

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 0

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.00  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 475,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 475,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 475,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.25  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     BOISE CASCADE CORPORATION
                     ONE JEFFERSON SQUARE
                     P.O. BOX 50
                     BOISE, IDAHO  83728-0001

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 475,000 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 1.25 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: yes, see item 4(b)
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC                  0  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Employees Retirement Trust            EP            475,000  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                   475,000  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   4



                      (A fee is not being paid with this statement)



                                      BIOMET, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        090613100
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 4,182,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 4,182,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 4,182,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.63  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 1,955,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,955,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,955,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.69  %

  12.  Type of Reporting Person: IA

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,140,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,140,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,140,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.85  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     BIOMET, INC.
                     AIRPORT INDUSTRIAL PARK
                     P.O. BOX 587
                     WARSAW, INDIANA  46581-0587

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 8,277,000 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 7.18 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          4,182,000  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV          1,550,000  shares
  State Farm Balanced Fund Inc.                    IV            405,000  shares
  State Farm Employees Retirement Trust            EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                           1,670,000  shares
    Balanced Account                                             470,000  shares
                                                       ___________________

  TOTAL SHARES                                                 8,277,000  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  15



                      (A fee is not being paid with this statement)



                                  BANCORP HAWAII, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        059685107
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 544,500

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 544,500

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 544,500

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.91  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 168,795

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 168,795

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 168,795

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.59  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 283,945

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 283,945

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 283,945

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.99  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 333,778

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 333,778

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 333,778

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.17  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 406,020

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 406,020

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 406,020

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.42  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     BANCORP HAWAII, INC.
                     FINANCIAL PLAZA OF THE PACIFIC
                     130 MERCHANT STREET
                     HONOLULU, HAWAII  96813

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 1,737,038 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 6.11 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC            544,500  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            168,795  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            206,225  shares
  State Farm Balanced Fund Inc.                    IV             77,720  shares
  State Farm Employees Retirement Trust            EP            333,778  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             326,270  shares
    Balanced Account                                              79,750  shares
                                                       ___________________

  TOTAL SHARES                                                 1,737,038  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  14



                      (A fee is not being paid with this statement)



                                   BANPONCE CORP. NEW
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        066704107
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 854,272

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 854,272

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 854,272

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.61  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 230,780

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 230,780

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 230,780

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.70  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 624,110

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 624,110

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 624,110

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.90  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 646,369

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 646,369

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 646,369

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.97  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     BANPONCE CORP. NEW
                     BANCO POPULAR CENTER
                     209 MUNOZ RIVERA AVE., HATO REY
                     SAN JUAN, PUERTO RICO  00918

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 2,355,531 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 7.20 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC            854,272  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            230,780  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            513,429  shares
  State Farm Balanced Fund Inc.                    IV            110,681  shares
  State Farm Employees Retirement Trust            EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             514,123  shares
    Balanced Account                                             132,246  shares
                                                       ___________________

  TOTAL SHARES                                                 2,355,531  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  19



                      (A fee is not being paid with this statement)



                                   BRE PROPERTIES INC.
                   ___________________________________________________
                                        (Issuer)


                               CLASS A COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        05564E106
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,938,194

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,938,194

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,938,194

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 17.75 %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 471,285

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 471,285

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 471,285

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 4.31  %

  12.  Type of Reporting Person: EP

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     BRE PROPERTIES INC.
                     TELESIS TOWER
                     ONE MONTGOMERY ST., SUITE 2500
                     SAN FRANCISCO, CALIFORNIA 94104

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 2,409,479 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 22.07 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,938,194  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Employees Retirement Trust            EP            471,285  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 2,409,479  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   3



                      (A fee is not being paid with this statement)



                                CAPITAL CITIES/ABC, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        139859102
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 515,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 515,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 515,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.34  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 57,100

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 57,100

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 57,100

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.37  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 59,500

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 59,500

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 59,500

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.38  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 200,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 200,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 200,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.30  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 70,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 70,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 70,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.45  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     CAPITAL CITIES/ABC, INC.
                     77 WEST 66TH STREET
                     NEW YORK, NEW YORK   10023-6298

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 901,600 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 5.86 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC            515,000  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC             57,100  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV             47,000  shares
  State Farm Balanced Fund Inc.                    IV             12,500  shares
  State Farm Employees Retirement Trust            EP            200,000  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                              56,000  shares
    Balanced Account                                              14,000  shares
                                                       ___________________

  TOTAL SHARES                                                   901,600  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  15



                      (A fee is not being paid with this statement)



                                 THE DEXTER CORPORATION
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        252165105
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,064,374

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,064,374

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,064,374

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 4.37  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 212,499

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 212,499

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 212,499

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.87  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     THE DEXTER CORPORATION
                     1 ELM STREET
                     WINDSOR LOCKS, CT.  06096

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 1,276,873 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 5.24 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,064,374  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            212,499  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Employees Retirement Trust            EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 1,276,873  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   8



                      (A fee is not being paid with this statement)



                                  ENGELHARD CORPORATION
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        292845104
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 3,832,650

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 3,832,650

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,832,650

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.98  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 564,300

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 564,300

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 564,300

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.58  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,050,312

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,050,312

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,050,312

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.13  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     ENGELHARD CORPORATION
                     101 WOOD AVENUE
                     ISELIN, NEW JERSEY  08830-0770

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 6,447,262 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 6.71 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          3,832,650  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            564,300  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Employees Retirement Trust            EP          2,050,312  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 6,447,262  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  11



                      (A fee is not being paid with this statement)



                            GREAT LAKES CHEMICAL CORPORATION
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        390568103
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 3,484,800

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 3,484,800

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,484,800

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 4.89  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 926,800

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 926,800

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 926,800

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.30  %

  12.  Type of Reporting Person: IA

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,092,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,092,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,092,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.53  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     GREAT LAKES CHEMICAL CORPORATION
                     P.O. BOX 2200
                     HIGHWAY 52 NORTHWEST
                     WEST LAFAYETTE, INDIANA  47906

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 5,503,600 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 7.72 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          3,484,800  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            806,800  shares
  State Farm Balanced Fund Inc.                    IV            120,000  shares
  State Farm Employees Retirement Trust            EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             932,000  shares
    Balanced Account                                             160,000  shares
                                                       ___________________

  TOTAL SHARES                                                 5,503,600  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   4



                      (A fee is not being paid with this statement)



                                  CORNING INCORPORATED
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        219350105
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 6,170,600

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 6,170,600

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 6,170,600

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.07  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Life Insurance Company  37-0533090
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 100,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 100,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 100,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.04  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 920,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 920,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 920,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.45  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 752,200

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 752,200

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 752,200

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.37  %

  12.  Type of Reporting Person: IA

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,000,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,000,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,000,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.99  %

  12.  Type of Reporting Person: EP

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 757,600

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 757,600

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 757,600

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.37  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     CORNING INCORPORATED
                     HOUGHTON PARK
                     CORNING, NEW YORK   14831

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 10,700,400 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 5.33 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          6,170,600  shares
  State Farm Life Insurance Company                IC            100,000  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            920,000  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            593,200  shares
  State Farm Balanced Fund Inc.                    IV            159,000  shares
  State Farm Employees Retirement Trust            EP          2,000,000  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             608,400  shares
    Balanced Account                                             149,200  shares
                                                       ___________________

  TOTAL SHARES                                                10,700,400  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  13



                      (A fee is not being paid with this statement)



                                    GATX CORPORATION
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        361448103
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,668,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,668,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,668,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 8.47  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 441,400

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 441,400

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 441,400

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.24  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 804,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 804,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 804,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 4.08  %

  12.  Type of Reporting Person: EP

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 259,400

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 259,400

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 259,400

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.31  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     GATX CORPORATION
                     500 WEST MONROE
                     CHICAGO, ILLINOIS  60661

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 3,172,800 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 16.12 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,668,000  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            441,400  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Employees Retirement Trust            EP            804,000  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             227,400  shares
    Balanced Account                                              32,000  shares
                                                       ___________________

  TOTAL SHARES                                                 3,172,800  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  11



                      (A fee is not being paid with this statement)



                                  HEILIG-MEYERS COMPANY
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        422893107
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,267,493

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,267,493

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,267,493

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 4.71  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     HEILIG-MEYERS COMPANY
                     2235 STAPLES MILL ROAD
                     RICHMOND, VIRGINIA  23230

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 2,267,493 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 4.71 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: yes; see item 4(b)
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          2,267,493  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Employees Retirement Trust            EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 2,267,493  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  16



                      (A fee is not being paid with this statement)



                                   HON INDUSTRIES INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        438092108
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 880,800

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 880,800

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 880,800

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.75  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 246,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 246,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 246,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.76  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 799,600

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 799,600

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 799,600

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.50  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 888,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 888,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 888,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.77  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 868,800

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 868,800

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 868,800

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.71  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     HON INDUSTRIES INC.
                     P.O. BOX 1109
                     414 EAST THIRD STREET
                     MUSCATINE, IOWA  52761-7109

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 3,683,200 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 11.52 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC            880,800  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            246,000  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            719,600  shares
  State Farm Balanced Fund Inc.                    IV             80,000  shares
  State Farm Employees Retirement Trust            EP            888,000  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             800,400  shares
    Balanced Account                                              68,400  shares
                                                       ___________________

  TOTAL SHARES                                                 3,683,200  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   8



                      (A fee is not being paid with this statement)



                                 HELMERICH & PAYNE, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        423452101
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,064,300

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,064,300

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,064,300

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 8.37  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     HELMERICH & PAYNE, INC.
                     UTICA AT 21ST STREET
                     TULSA, OKLAHOMA  74114

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 2,064,300 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 8.37 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          2,064,300  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Employees Retirement Trust            EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 2,064,300  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  11



                      (A fee is not being paid with this statement)



                         INTERNATIONAL FLAVORS & FRAGRANCES INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        459506101
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,179,400

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,179,400

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,179,400

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.12  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 160,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 160,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 160,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.42  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 227,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 227,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 227,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.60  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 520,500

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 520,500

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 520,500

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.37  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 217,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 217,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 217,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.57  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     INTERNATIONAL FLAVORS & FRAGRANCES INC.
                     521 WEST 57TH STREET
                     NEW YORK, NEW YORK  10019

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 2,303,900 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 6.10 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,179,400  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            160,000  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            187,000  shares
  State Farm Balanced Fund Inc.                    IV             40,000  shares
  State Farm Employees Retirement Trust            EP            520,500  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             164,000  shares
    Balanced Account                                              53,000  shares
                                                       ___________________

  TOTAL SHARES                                                 2,303,900  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   3



                      (A fee is not being paid with this statement)



                                      JOSTENS, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        481088102
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,290,698

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,290,698

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,290,698

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.84  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 599,728

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 599,728

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 599,728

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.31  %

  12.  Type of Reporting Person: IA

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 890,700

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 890,700

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 890,700

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.95  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     JOSTENS, INC.
                     5501 NORMAN CENTER DRIVE
                     MINNEAPOLIS, MINNESOTA  55437

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 2,781,126 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 6.11 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,290,698  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            414,728  shares
  State Farm Balanced Fund Inc.                    IV            185,000  shares
  State Farm Employees Retirement Trust            EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             690,700  shares
    Balanced Account                                             200,000  shares
                                                       ___________________

  TOTAL SHARES                                                 2,781,126  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   1



                      (A fee is not being paid with this statement)



                                    K N ENERGY, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        482620101
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 988,965

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 988,965

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 988,965

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 6.58  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     K N ENERGY, INC.
                     12055 WEST SECOND PLACE
                     P.O. BOX 281304
                     LAKEWOOD, COLORADO  80228-8304

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 988,965 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 6.58 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC            988,965  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Employees Retirement Trust            EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                   988,965  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   5



                      (A fee is not being paid with this statement)



                                  LIBERTY BANCORP INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        530175108
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 645,161

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 645,161

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 645,161

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 7.21  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     LIBERTY BANCORP INC.
                     100 NORTH BROADWAY
                     OKLAHOMA CITY, OKLA.  73102

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 645,161 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 7.21 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC            645,161  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Employees Retirement Trust            EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                   645,161  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   6



                      (A fee is not being paid with this statement)



                    MC CORMICK & COMPANY, INCORPORATED NON-VOTING
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        579780206
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,444,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,444,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,444,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.67  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,616,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,616,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,616,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.42  %

  12.  Type of Reporting Person: EP

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     MC CORMICK & COMPANY, INCORPORATED
                     18 LOVETON CIRCLE
                     P.O. BOX 6000
                     SPARKS, MARYLAND  21152-6000

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 4,060,000 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 6.10 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          2,444,000  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Employees Retirement Trust            EP          1,616,000  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 4,060,000  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   1



                      (A fee is not being paid with this statement)



                             MINE SAFETY APPLIANCES COMPANY
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        602720104
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 169,622

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 169,622

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 169,622

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.80  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 205,800

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 205,800

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 205,800

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.40  %

  12.  Type of Reporting Person: EP

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     MINE SAFETY APPLIANCES COMPANY
                     121 GAMMA DRIVE
                     RIDC INDUSTRIAL PARK
                     PITTSBURGH, PA   15238

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 375,422 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 6.21 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC                  0  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            169,622  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Employees Retirement Trust            EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             205,800  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                   375,422  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   7



                      (A fee is not being paid with this statement)



                          THE NEWHALL LAND AND FARMING COMPANY
                   ___________________________________________________
                                        (Issuer)


                                    DEPOSITORY RECEIPTS
                   ___________________________________________________
                             (Title of Class of Securities)


                                        651426108
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 3,500,758

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 3,500,758

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,500,758

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 9.52  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     THE NEWHALL LAND AND FARMING COMPANY
                     23823 VALENCIA BLVD.
                     VALENCIA, CALIFORNIA  91355

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 3,500,758 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 9.52 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          3,500,758  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Employees Retirement Trust            EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 3,500,758  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   7



                      (A fee is not being paid with this statement)



                                    NUCOR CORPORATION
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        670346105
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 5,409,200

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 5,409,200

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 5,409,200

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 6.21  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 700,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 700,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 700,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.80  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 160,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 160,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 160,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.18  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 640,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 640,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 640,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.73  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     NUCOR CORPORATION
                     2100 REXFORD ROAD
                     CHARLOTTE, NORTH CAROLINA 28211

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 6,909,200 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 7.94 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          5,409,200  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            700,000  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV            160,000  shares
  State Farm Employees Retirement Trust            EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             640,000  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 6,909,200  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   5



                      (A fee is not being paid with this statement)



                                PRECISION CASTPARTS CORP.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        740189105
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,287,400

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,287,400

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,287,400

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 9.88  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     PRECISION CASTPARTS CORP.
                     4600 S.E. HARNEY DRIVE
                     PORTLAND, OREGON  97206

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 1,287,400 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 9.88 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,287,400  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Employees Retirement Trust            EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 1,287,400  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  16



                      (A fee is not being paid with this statement)



                                 POGO PRODUCING COMPANY
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        730448107
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 3,180,145

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 3,180,145

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,180,145

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 9.80  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Life Insurance Company  37-0533090
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,235,766

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,235,766

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,235,766

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.80  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 146,400

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 146,400

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 146,400

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.45  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,235,766

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,235,766

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,235,766

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.80  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     POGO PRODUCING COMPANY
                     5 GREENWAY PLAZA
                     SUITE 2700, P.O. BOX 2504
                     HOUSTON, TEXAS  77252-2504

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 5,798,077 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 17.87 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          3,180,145  shares
  State Farm Life Insurance Company                IC          1,235,766  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            146,400  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Employees Retirement Trust            EP          1,235,766  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 5,798,077  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   8



                      (A fee is not being paid with this statement)



                                    PENNZOIL COMPANY
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        709903108
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,907,286

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,907,286

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,907,286

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 4.15  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 272,500

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 272,500

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 272,500

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.59  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 466,320

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 466,320

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 466,320

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.01  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 925,086

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 925,086

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 925,086

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.01  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 600,500

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 600,500

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 600,500

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.30  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     PENNZOIL COMPANY
                     PENNZOIL PLACE
                     P.O. BOX 2967
                     HOUSTON, TEXAS  77252-8200

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 4,171,692 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 9.09 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,907,286  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            272,500  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            394,100  shares
  State Farm Balanced Fund Inc.                    IV             72,220  shares
  State Farm Employees Retirement Trust            EP            925,086  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             487,900  shares
    Balanced Account                                             112,600  shares
                                                       ___________________

  TOTAL SHARES                                                 4,171,692  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  14



                      (A fee is not being paid with this statement)



                                 RUBBERMAID INCORPORATED
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        781088109
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 6,233,600

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 6,233,600

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 6,233,600

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.88  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 497,600

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 497,600

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 497,600

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.31  %

  12.  Type of Reporting Person: IA

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,840,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,840,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,840,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.14  %

  12.  Type of Reporting Person: EP

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 417,600

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 417,600

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 417,600

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.26  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     RUBBERMAID INCORPORATED
                     1147 AKRON ROAD
                     WOOSTER, OHIO   44691

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 8,988,800 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 5.60 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          6,233,600  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            497,600  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Employees Retirement Trust            EP          1,840,000  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             417,600  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 8,988,800  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   5



                      (A fee is not being paid with this statement)



                                   ROGERS CORPORATION
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        775133101
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 200,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 200,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 200,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 6.40  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     ROGERS CORPORATION
                     ONE TECHNOLOGY DRIVE
                     ROGERS, CONNECTICUT  06263

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 200,000 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 6.40 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC            200,000  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Employees Retirement Trust            EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                   200,000  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   4



                      (A fee is not being paid with this statement)



                                   RAYCHEM CORPORATION
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        754603108
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,150,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,150,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,150,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.71  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 350,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 350,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 350,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.82  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 110,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 110,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 110,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.25  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 961,500

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 961,500

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 961,500

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.26  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 155,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 155,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 155,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.36  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     RAYCHEM CORPORATION
                     300 CONSTITUTION DRIVE
                     MENLO PARK, CALIF.  94025-1164

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 2,726,500 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 6.42 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,150,000  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            350,000  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV            110,000  shares
  State Farm Employees Retirement Trust            EP            961,500  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                             155,000  shares
                                                       ___________________

  TOTAL SHARES                                                 2,726,500  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  15



                      (A fee is not being paid with this statement)



                                   RYKOFF-SEXTON, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        783759103
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,084,628

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,084,628

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,084,628

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 9.32  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 212,500

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 212,500

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 212,500

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.82  %

  12.  Type of Reporting Person: EP

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     RYKOFF-SEXTON, INC.
                     761 TERMINAL STREET
                     LOS ANGELES, CALIF.  90021

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 1,297,128 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 11.15 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,084,628  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Employees Retirement Trust            EP            212,500  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 1,297,128  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  15



                      (A fee is not being paid with this statement)



                                SIGMA-ALDRICH CORPORATION
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        826552101
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,649,640

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,649,640

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,649,640

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.31  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 726,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 726,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 726,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.45  %

  12.  Type of Reporting Person: IA

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,198,800

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,198,800

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,198,800

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.40  %

  12.  Type of Reporting Person: EP

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 558,600

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 558,600

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 558,600

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.12  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     SIGMA-ALDRICH CORPORATION
                     3050 SPRUCE STREET
                     ST. LOUIS, MISSOURI  63103

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 4,133,040 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 8.29 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,649,640  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            630,600  shares
  State Farm Balanced Fund Inc.                    IV             95,400  shares
  State Farm Employees Retirement Trust            EP          1,198,800  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             486,000  shares
    Balanced Account                                              72,600  shares
                                                       ___________________

  TOTAL SHARES                                                 4,133,040  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   3



                      (A fee is not being paid with this statement)



                                  ST. JOE PAPER COMPANY
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        790161103
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 775,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 775,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 775,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.54  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 977,200

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 977,200

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 977,200

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.20  %

  12.  Type of Reporting Person: EP

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     ST. JOE PAPER COMPANY
                     SUITE 400
                     1650 PRUDENTIAL DRIVE
                     JACKSONVILLE, FLA.  32207

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 1,752,200 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 5.74 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC            775,000  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Employees Retirement Trust            EP            977,200  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 1,752,200  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   6



                      (A fee is not being paid with this statement)



                             SEQUENT COMPUTER SYSTEMS, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        817338106
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,715,950

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,715,950

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,715,950

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 5.68  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Retirement Trust  37-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 533,300

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 533,300

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 533,300

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.76  %

  12.  Type of Reporting Person: EP

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     SEQUENT COMPUTER SYSTEMS, INC.
                     15450 S.W. KOLL PARKWAY
                     BEAVERTON, OREGON  97006-6063

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 2,249,250 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 7.45 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,715,950  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Employees Retirement Trust            EP            533,300  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 2,249,250  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  14



                      (A fee is not being paid with this statement)



                                VULCAN MATERIALS COMPANY
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        929160109
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,791,200

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,791,200

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,791,200

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 7.67  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 399,800

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 399,800

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 399,800

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.09  %

  12.  Type of Reporting Person: IA

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 486,400

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 486,400

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 486,400

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.33  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     VULCAN MATERIALS COMPANY
                     ONE METROPLEX DRIVE
                     BIRMINGHAM, ALABAMA  35209

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 3,677,400 shares on 12/31/1993
              _________________________

  Item 4(b).  Percent of Class: 10.11 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              02/01/94                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM EMPLOYEES RETIREMENT TRUST    STATE FARM GROWTH FUND, INC.

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Employees Retirement Trust, and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trusts, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trusts and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          2,791,200  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            346,400  shares
  State Farm Balanced Fund Inc.                    IV             53,400  shares
  State Farm Employees Retirement Trust            EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             402,800  shares
    Balanced Account                                              83,600  shares
                                                       ___________________

  TOTAL SHARES                                                 3,677,400  shares